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PATAPSCO BANCORP, INC.
For further information contact Michael J. Dee, President
410-285-9313 (email: mdee@patapscobank.com)



FOR IMMEDIATE RELEASE
12/11/08


              PATAPSCO BANCORP, INC. RECEIVES PRELIMINARY APPROVAL
          TO PARTICIPATE IN THE U.S. TREASURY CAPITAL PURCHASE PROGRAM
        These funds, available only to healthy institutions, will assist
                  Patapsco Bancorp, Inc. In making new loans to
                         local consumers and businesses

BALTIMORE, MD. Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank announced that it has received preliminary approval of its application to participate in the Capital Purchase Program (CPP) established by the United States Department of the Treasury (The Treasury) under the Emergency Economic Stabilization Act of 2008.

"We are pleased to be a part of this program", comments Michael Dee, President, Patapsco Bancorp, Inc., "These funds are only available to financially sound organizations like Patapsco Bancorp, Inc. and will help support our lending activities in the local market."

The CPP is a voluntary program available only to financially sound institutions to build capital levels to support the U.S. economy by increasing the amount of available credit to businesses and consumers. As a participant in the CPP, Patapsco Bancorp, Inc. could receive up to $6,000,000 in capital from the Treasury in exchange for the issuance of shares of preferred stock. Additionally, the Treasury will receive warrants to purchase an additional $300,000 of Patapsco Bancorp, Inc.'s preferred stock for a nominal amount. The non-voting senior preferred shares to be issued to the Treasury will pay a dividend of 5% annually for the first five years after issuance and 9% annually after the fifth year, if they are not redeemed. The preferred shares subject to the warrants will pay a 9% annual dividend.

Participation in the program is subject to the Treasury Department's standard terms and conditions, and the sale of preferred shares and warrants is subject to the completion and review of necessary documentation.

Patapsco Bancorp, Inc., a tradition since 1910, serves Baltimore County, the City and surrounding communities from its main office in Dundalk at 1301 Merritt Boulevard and its branch offices in Glen Arm at 12128 Long Green Pike; Hampden at 821 W. 36th Street; Parkville at 7802 Harford Road and Waltham Woods at 2028
E. Joppa Road. www.patapscobank.com.

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When used in this Press Release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp's financial performance and could cause Patapsco Bancorp's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.